Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective April 25, 2012 (the “Effective Date”), by and between Philip C. Wilkinson, in his individual capacity (“Wilkinson”) and Entravision Communication Corporation, a Delaware corporation (the “Company”). Each of Wilkinson and the Company may be referred to in this Agreement as a “party”, and, together, as the “parties”. In consideration of the promises and the mutual covenants and agreements contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1. Term; Consulting Services; Consideration.

a. The term of this Agreement shall begin on the Effective Date and shall continue through December 31, 2013 (the “Term”), unless earlier terminated in accordance with this Agreement.

b. Beginning on June 1, 2012 (the “Consulting Commencement Date”) through May 31, 2013 (such period of time, the “Consulting Period”), Wilkinson will make himself reasonably available to consult with the Company regarding matters relating to the Company’s business that are mutually agreed upon from time to time by Wilkinson and the Company (the “Services”). Wilkinson will not be required to travel or maintain any specified level of hours in performing the Services and Wilkinson may provide the Services at Wilkinson’s home or other office space chosen by Wilkinson, and Wilkinson will perform the Services only at such times, at such level of hours, at such Company offices or locations, with such Company personnel and on such matters that are mutually agreed upon from time to time by Wilkinson and an authorized officer of the Company.

c. In full consideration and as a material inducement for Wilkinson’s agreement to execute this Agreement and the promises, covenants, representations and releases provided herein:

(i) Consulting Fee. During the Consulting Period, the Company will pay to Wilkinson monthly payments of $65,833.00 in arrears and in accordance with the Company’s standard payment procedures (the “Consulting Fee”). Wilkinson shall be solely responsible for and shall make proper and timely payment of any taxes due on all payments made to Wilkinson pursuant to this Agreement (including, but not limited to, Wilkinson’s estimated state and Federal income taxes and self-employment taxes, as applicable).

(ii) Expenses. The Company will reimburse Wilkinson for all reasonable “out-of-pocket” business expenses that are pre-approved by the Company and incurred in connection with Wilkinson’s performance of the Services, in accordance with Company’s standard expense reimbursement policies and subject to Wilkinson’s submission of appropriate documentation and receipts substantiating any such expenses. In addition to the reimbursement of expenses described in the preceding sentence, beginning on the Consulting Commencement Date and ending on December 31, 2013, the Company will pay to Wilkinson a monthly allowance of $2,000.00 (the “Auto Allowance”) in arrears and in accordance with the Company’s payment procedures, in respect of all costs attendant to the use of an automobile, including, without limitation, liability and property insurance coverage, costs of maintenance and fuel.

(iii) Health Coverage. Beginning on the Consulting Commencement Date and ending on December 31, 2013, Wilkinson’s COBRA health care benefit premium payments, and Wilkinson’s premium payments for substantially equivalent health care benefit coverage upon any expiration or termination of Wilkinson’s COBRA benefit eligibility, shall be at the Company’s sole expense.

(iv) Life Insurance; Disability Insurance. Beginning on the Consulting Commencement Date and ending on December 31, 2013, the Company will reimburse Wilkinson for all costs and premiums of the following policy(ies) in effect as of the Consulting Commencement Date: (i) a life insurance policy providing a $3,000,000 death benefit to the beneficiary(ies) designated by Wilkinson under such policy, and (ii) a disability insurance policy or policies that provide, in the aggregate, benefits to Wilkinson of $2,000,000 in the event Wilkinson becomes disabled (as defined under such policy).

(v) Prorated Annual Bonus. In the event that the Company grants an annual bonus for calendar year 2012 to its Chairman and Chief Executive Officer (the amount of such bonus, the “2012 Annual Bonus”), the Company will pay to Wilkinson an amount equal to 41.6% of the 2012 Annual Bonus (i.e., a pro rata portion based upon 5 months of Wilkinson’s employment during 2012), payable in accordance with the Company’s customary payment practices, less all applicable federal and state taxes and withholdings.

(vi) Equity Incentive Grants.

(a) Restricted Stock Units. The Company has previously granted to Wilkinson 50,860 restricted stock units pursuant to grants in 2010 and 2011 that remain unvested (the “Restricted Stock Units”), each pursuant to a Restricted Stock Unit Award by and between Wilkinson and the Company (“Restricted Stock Unit Awards”). For and in consideration of the covenants and releases granted herein, the Company has agreed, and each Restricted Stock Unit Award with respect to the Restricted Stock Units shall be and hereby is amended to reflect, that the Restricted Stock Units shall be deemed vested as of May 31, 2012.

(b) Stock Options. All outstanding stock options previously issued to Wilkinson (the “Stock Options”) shall continue to vest in accordance with the vesting provisions of such stock option agreement (each such agreement, an “Option Agreement”) until the earlier of: (i) the date of expiration or termination of the Consulting Period, or (ii) the date of expiration or termination of this Agreement, at which time all outstanding stock options held by Wilkinson shall cease vesting, and, in accordance with the terms of each applicable Option Agreement, all unvested stock options held by Wilkinson as of such date of termination or expiration shall automatically be forfeited. In accordance with the terms of each applicable Option Agreement, Wilkinson shall have the right to exercise all vested stock options until the date that is ninety (90) days after the expiration or termination of the Consulting Period or this Agreement, as applicable, at which time each stock option shall automatically expire if not exercised prior to that date in accordance with the terms of the applicable Option Agreement and shall be of no further force or effect.

d. Except as expressly set forth in Section 1.c., there is no other consideration to be paid by the Company to Wilkinson. In the event of any partial months during which consideration is payable, such consideration will be paid on a prorated basis for such month.

2. Termination of Employment Relationship; Independent Contractor.

a. Wilkinson has been employed as the President and Chief Operating Officer of the Company. Effective as of May 31, 2012: (i) Wilkinson hereby does by his execution of this Agreement resign as an employee and officer of the Company and all of the Company’s affiliated or subsidiary entities; (ii) Wilkinson’s employment with the Company is hereby terminated and shall be of no further force or effect; and (iii) Wilkinson’s relationship with the Company shall be governed solely by this Agreement except as expressly set forth in Section 2.b. The parties acknowledge that, effective as of May 31, 2012, each party is and shall act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract without the prior consent of the other.

b. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Agreement shall be construed to apply to or restrict Wilkinson with respect to: (i) Wilkinson’s service as a member of the Company’s Board of Directors, (ii) Wilkinson’s ownership of shares of the Company’s stock, or (iii) that certain Indemnification Agreement dated as of August 1, 2000 by and between the Company and Wilkinson, as the same may be amended from time to time (the “Indemnification Agreement”).

3. Termination.

a. Disability. The Company may terminate this Agreement if Wilkinson is unable substantially to perform his duties and responsibilities hereunder to the full extent required by the Company by reason of his illness, injury or incapacity for six (6) consecutive months, or for more than six (6) months in the aggregate during any period of twelve (12) calendar months. In the event of such termination, the Company shall pay Wilkinson the Consulting Fee through the date of such termination. In addition, Wilkinson shall be entitled to the following: (i) any other amounts earned, accrued or owing but not yet paid under Section 1.c. above; and (ii) continued participation for the remaining Term in those items provided under Section 1.c.(iii) and (iv). In such event, the Company shall have no further liability or obligation to Wilkinson for consideration under this Agreement. Wilkinson agrees, in the event of a dispute under this Section 3.a., to submit to a physical examination by a licensed physician selected by the Company. The Company agrees that Wilkinson shall have the right to have his personal physician present at any examination conducted by the physician selected by the Company.

b. Termination by the Company with Cause. The Company may terminate this Agreement, at any time, for “Cause”, in which event all payments under this Agreement shall cease, except for items under Section 1.c. to the extent already accrued. For purposes of this Agreement, the Company may terminate this Agreement for “Cause”: (i) immediately if Wilkinson is convicted of a felony or (ii) following the determination by the Board (without Wilkinson’s participation) that Wilkinson has engaged in intentional fraud, intentional misconduct or intentional misappropriation of Company assets.

c. Termination by the Company Without Cause. The Company may terminate this Agreement, at any time, without Cause. In such event, Wilkinson shall be entitled to receive: (x) any amounts earned, accrued or owing but not yet paid pursuant to Section 1.c. above; (y) a lump-sum payment in an aggregate amount equal to the aggregate amount of Consulting Fees and Auto Allowance remaining to be paid under this Agreement; and (z) the continuation of those items provided under Sections 1.c.(iii), (iv), (v) and (vi) for such period of time as set forth therein (the items described in (x), (y) and (z) collectively referred to as the “Termination Package”). Wilkinson’s receipt of the Termination Package shall be in lieu of all other amounts payable by the Company to Wilkinson and in settlement and complete release of all claims Wilkinson may have against the Company other than those arising pursuant to payment of the Termination Package.

4. General Release of All Claims:

a. By Wilkinson.

(i) Wilkinson acknowledges that the consideration payable to Wilkinson by the Company under this Agreement exceeds and is in addition to any consideration that Wilkinson is entitled to receive from the Company and that such consideration constitutes fair, adequate, reasonable and sufficient consideration in exchange for the promises, covenants and undertakings set forth in this Agreement, including the releases contained in this Agreement. Wilkinson, on his own behalf, and on behalf of his grantees, agents, representatives, heirs, devisees, trustees, assigns, assignors, attorneys, or any other entities in which Wilkinson has an interest (collectively “Releasors”), hereby agrees to release and forever discharge by this Agreement the Company, its past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, receivers, advisors, consultants, partners, partnerships, parents, divisions, subsidiaries, affiliates, assigns, successors, heirs, predecessors in interest, joint ventures, and commonly-controlled corporations (collectively “Releasees”) from all liabilities, causes of actions, charges, complaints, suits, claims, obligations, costs, losses, damages, rights, judgments, attorneys’ fees, expenses, bonds, bills, penalties, fines, severance compensation and all other legal responsibilities of any form whatsoever whether known or unknown, whether suspected or unsuspected, whether fixed or contingent, arising from any acts or omissions occurring prior to the Effective Date of this Agreement by Releasees, including any and all claims arising under the Employment Agreement between Wilkinson and the Company effective as of January 1, 2011 (the “Employment Agreement”) or under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which he had or may claim to have against any of them, including, but not limited to, all claims under all applicable state and federal laws based on age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition or any other anti-discrimination laws, including, without limitation, claims under the National Labor Relations Act, the Family and Medical Leave Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (Title 29, United States Code, Sections 621, et seq., the “ADEA”), the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, 42 U.S.C. §1981, the California Fair Employment and Housing Act, the California Workers’ Compensation Act, the California Labor Code, including sections 200, et seq., 970 and 132a, the California Civil Code, and the California Constitution, or any state counterparts of the foregoing laws, each as may be amended from time to time, and any like provision or principal of common law in any foreign jurisdiction including but not limited to the State of California, as well as all common law claims, whether arising in tort or contract (collectively referred to as “Released Matters”). If any governmental agency should assume jurisdiction over the claim, charge or complaint concerning alleged discrimination arising out of Wilkinson’s employment with the Company, Releasors also waive the right to recover damages or any other remedy as a result of such claim, charge or complaint. Wilkinson hereby acknowledges and agrees that, except as expressly set forth in this Agreement, the Company and Releasees have no other liabilities or obligations, of any kind or nature, owed to Wilkinson in connection with or relating to Wilkinson’s employment relationship with the same. For the avoidance of doubt, the Released Matters will not include Wilkinson’s rights with respect to: (x) the matters set forth in Section 2.b., (y) the Restricted Stock Units and Stock Options as set forth in Section 1.c.(vi), and (z) the Company’s 401(k) retirement plan.

(ii) With respect to the Released Matters described above, Wilkinson, on behalf of the Releasors, expressly waive any and all rights under section 1542 of the California Civil Code, and any like provision or principal of common law in any foreign jurisdiction which may be applicable to Wilkinson. Section 1542 provides as follows:

1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Wilkinson, on behalf of the Releasors, acknowledges that he may hereafter discover facts different from, or in addition to, those which Wilkinson now believes to be true with respect to the Released Matters. Wilkinson agrees that the releases provided in this

Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such claims and causes of action. This Agreement is intended to and does compromise disputed claims and shall not be construed as an admission of liability or wrongdoing by any party of any claim made by the other party. Wilkinson acknowledges that he has signed this document in the full knowledge that both the Company and he have agreed to compromise their rights and to reach a final and complete settlement which is forever binding on each of them and that their entire agreement concerning the subject matters hereof is contained in this Agreement which satisfies and supersedes any prior or contemporaneous, express or implied, agreements between the parties.

(iii) Notwithstanding any provision in this Agreement to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under Section 1.c., unless Wilkinson executes, delivers to the Company, and does not revoke (to the extent Wilkinson is permitted to do so), a general release within sixty (60) days of May 31, 2012, which shall set forth a release of the Company and its affiliates, in such form as the Company may reasonably request, of all claims against the Company and its affiliates in any way related to Wilkinson’s employment with or cessation of employment with the Company through May 31, 2012.

b. By the Company.

(i) The Company (including all of its respective stockholders, directors, officers, employees, attorneys, agents, representatives, successors, assigns, subsidiaries and affiliated companies, the “Company Releasors”) agrees to forever waive any and all claims, demands, and causes of action against Wilkinson, his heirs, or his estate arising out of or accruing, directly or indirectly, during the course of or in any way related to Wilkinson’s employment with the Company (the “Company Released Matters”).

(ii) With respect to the Company Released Matters described above, the Company expressly waives any and all rights under section 1542 of the California Civil Code, and any like provision or principal of common law in any foreign jurisdiction which may be applicable to the Company. Section 1542 provides as follows:

1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Company, on behalf of the Company Releasors, acknowledges that the Company may hereafter discover facts different from, or in addition to, those which the Company now believes to be true with respect to the Company Released Matters. The Company agrees that the releases provided in this Section 4.b. shall be and remain effective in all respects notwithstanding such different or additional facts or discovery thereof, and that this Agreement contemplates the extinguishment of all such claims and causes of action. This Agreement is intended to and does compromise disputed claims and shall not be construed as an admission of liability or wrongdoing by any party of any claim made by the other party. The Company acknowledges that it has executed this document in the full knowledge that both Wilkinson and the Company have agreed to compromise their rights and to reach a final and complete settlement which is forever binding on each of them and that their entire agreement concerning the subject matters hereof is contained in this Agreement which satisfies and supersedes any prior or contemporaneous, express or implied, agreements between the parties.

5. Confidentiality. Wilkinson hereby acknowledges and agrees that, during his employment with the Company and during the Term, he was or will be provided with the Company’s trade secrets and proprietary information, including but not limited to, the Company’s products, services, research and development of new products and services, customers, methods of doing business, financial data, marketing plans and sales techniques, in each case that has or could have value to the Company, which if disclosed could be detrimental to the Company, and which the Company has taken reasonable steps to prevent from disclosure to the general public (collectively, “Proprietary Information”). Wilkinson covenants that he will not, unless expressly authorized in writing by the Company, at any time during the Term divulge or disclose any Proprietary Information to any person or entity except in connection with the performance of his duties for the Company and in a manner consistent with the Company’s policies regarding Proprietary Information. Wilkinson also covenants that at any time after the termination of this Agreement for any reason, he will not, directly or indirectly, divulge or disclose any Proprietary Information to any person or entity. All written Proprietary Information (including, without limitation, in any computer or other electronic format) which comes into Wilkinson’s possession during the Term shall remain the property of the Company. Except as required in the performance of Wilkinson’s duties for the Company, or unless expressly authorized in writing by the Company, Wilkinson shall not remove any written Proprietary Information from the Company’s premises, except in connection with the performance of his duties for the Company and in a manner consistent with the Company’s policies regarding Proprietary Information. Upon termination of this Agreement for any reason, Wilkinson agrees immediately to return to the Company all written (including electronic) Proprietary Information in his possession. Notwithstanding anything in this Agreement to the contrary, Wilkinson shall not be liable for disclosure of any Proprietary Information if such Proprietary Information was: (i) in the public domain at the time of such disclosure or subsequently came into the public domain, through no fault of Wilkinson; (ii) rightfully known to Wilkinson prior to such disclosure; (iii) received by Wilkinson as a matter of right, without a covenant of confidentiality from a source other than the Company; or (iv) disclosed by Wilkinson in response to a valid order of a court or other governmental authority or otherwise as required under applicable law, but only to the extent and for the purposes of such order or law; provided, however, that Wilkinson will first notify the Company to provide an opportunity for the Company to seek an appropriate protective order.

6. Non-solicitation; Non-Circumvention. During the Term, Wilkinson shall not, either directly or indirectly, on Wilkinson’s own behalf or on behalf of any other person or entity, solicit or induce or attempt to solicit or induce (which shall include, without limitation, any contact or communications in any manner for the purpose of making such a solicitation) any employee, consultant, advisor or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant, advisor or independent contractor of or to any other individual or entity. Wilkinson acknowledges and agrees that the purpose of this Section 6 is to prevent the intentional and/or inadvertent unlawful use of any Proprietary Information, including any and all trade secrets of the Company, and that the restraint imposed under this Section 6 is reasonable. Subject to the covenants provided in Sections 5, 6 and 7 of this Agreement, nothing in this Agreement will be construed to restrict Wilkinson’s ability to engage in any business activity.

7. Non-disparagement. Each of the Company and Wilkinson agree not to make any public statements about Wilkinson’s employment with the Company, except with the consent of the other party; provided, that the Company may make disclosures in accordance with Company employment policies or otherwise as necessary to satisfy the Company’s obligations under Section 13(d) or 15(d) of the Securities Exchange Act of 1934, as amended, and any other applicable disclosure laws, rules or regulations. Wilkinson and the Company agree not to criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, or to any other person or entity regarding the personal or business reputation, technology, products, practices or conduct of each other or, in the case of the Company, any of the Company’s officers, directors, employees or affiliates. Wilkinson acknowledges that this provision constitutes a material term in this Agreement, without which Company would not enter into this Agreement, and any breach of this provision will be considered a material breach and will, among all other available remedies, excuse

Company from any further obligations to Wilkinson under this Agreement. This shall not be construed as a limitation of remedies, and each party retains all rights to pursue any and all claims or actions against the other as a result of any Disparage made in violation of this paragraph or otherwise.

8. Notices. Any notice required to be given hereunder shall be delivered personally, shall be sent by first class mail, postage prepaid, return receipt requested, by overnight courier, or by facsimile, to the respective parties at the addresses given below, which addresses may be changed by the parties by notice conforming to the requirements of this Agreement.

If to the Company:	Entravision Communications Corporation Attention: Walter F. Ulloa 2425 Olympic Boulevard, Suite 6000 West Santa Monica, California 90404 Facsimile: (310) 449-4706

With a required copy to:	Entravision Communications Corporation Attention: General Counsel 2425 Olympic Boulevard, Suite 6000 West Santa Monica, California 90404 Facsimile: (310) 449-1306

If to Wilkinson:	Philip C. Wilkinson Post Office Box 2630 Rancho Santa Fe, California 92067 Facsimile:

Any such notice deposited in the mail shall be conclusively deemed delivered to and received by the addressee four (4) days after deposit in the mail, if all of the foregoing conditions of notice shall have been satisfied. All facsimile communications shall be deemed delivered and received on the date of the facsimile, if (i) the transmittal form showing a successful transmittal is retained by the sender, and (ii) the facsimile communication is followed by mailing a copy thereof to the addressee of the facsimile in accordance with this Section 8. Any communication sent by overnight courier shall be deemed delivered on the earlier of proof of actual receipt or the first day upon which the overnight courier will guarantee delivery.

9. Arbitration.

a. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Los Angeles, California in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Wilkinson, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) shall be paid as determined by the arbitrators.

b. In the event of an arbitration or lawsuit by either party for a claim arising under this Agreement, the parties agree that the prevailing party in such arbitration or lawsuit shall be entitled to recover from the losing party reasonable attorneys’ fees, expenses and costs.

10. Indemnification. The Company will indemnify Wilkinson to the fullest extent allowed by applicable law pursuant to the Indemnification Agreement with respect to the Services performed by Wilkinson during the Term. Wilkinson shall be covered by the Company’s directors’ and officers’ liability insurance policy, if any, to the fullest extent allowed by such policy.

11. Miscellaneous.

a. Wilkinson acknowledges that he has carefully read and fully understands the nature of this Agreement; that he has been advised to consult with an attorney of his choosing before executing this Agreement; that he has had the opportunity to consider this Agreement; that he has made such investigation of the facts pertaining to this Agreement, and of all other matters pertaining thereto, as he deems necessary; that all of his questions concerning this Agreement have been answered to his satisfaction; and that he is voluntarily entering into this Agreement. Wilkinson also agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply in the interpretation of this Agreement.

b. This Agreement supersedes any and all agreements (whether written or oral) that may have previously existed between the parties, including, without limitation, the Employment Agreement, with the sole and express exception of the Indemnification Agreement to the extent the Indemnification Agreement relates to: (i) Wilkinson’s service as a member of the Company’s Board of Directors, and (ii) the Company’s obligations to indemnify Wilkinson under the Indemnification Agreement with respect to Wilkinson’s prior service as an officer and employee of the Company. Further, this Agreement is the sole, and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises, or representations have been made by any party to any other, or relied upon, and no consideration has been offered, promised, expected, or held out other than those that are expressly provided herein.

c. Wilkinson understands that each covenant contained in this Agreement is a material inducement to the Company for entering into this Agreement and that, in the event of the breach thereof, the Company will suffer irreparable harm for which damages would be an inadequate remedy. Wilkinson agrees that the Company, in addition to any other remedies that may be available in law, equity or otherwise, shall be entitled to equitable relief, including injunctive relief, in the event of any breach or threatened breach of this Agreement.

d. For purposes of applying the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to this Agreement, each separately identified amount to which Wilkinson is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The Company will indemnify Wilkinson for any penalties and additional taxes owed under Section 409A of the Code as a result of any violation thereof; provided, that to the extent that there is a correction program available in relation to such violation, Wilkinson will cooperate with the Company in complying with the terms of such correction program.

e. This Agreement shall bind and inure to the benefit of and be enforceable by Wilkinson, the Company and their respective heirs, executors, personal representatives, guardians, successors, and permitted assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. This Agreement is intended to be for the exclusive benefit of the parties hereto and no third parties will have any rights hereunder.

f. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Wilkinson and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

g. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without reference to its conflicts of laws provisions. Each party irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of California and of the United States of America located in Los Angeles, California for any actions, suits or proceedings arising out of or relating to this letter, and waive any objection to the laying of venue in such courts.

h. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

i. If any provision of this Agreement is declared void or invalid by a court of competent jurisdiction, then only that term, condition, clause, or provision as is determined to be void or invalid shall be stricken from this Agreement and it shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

j. This Agreement may be executed in counterparts and exchanged by facsimile or other electronic form, with the same legal effect as if all signatures had appeared in original handwriting on the same physical document.

j. The provisions of Sections 4, 5, 6, 7, 8, 9, 10 and 11 shall survive the termination of this Agreement for any reason.

* * * * IMPORTANT NOTICE * * * *

This Agreement includes a waiver of rights and claims that Wilkinson may have arising under the Age Discrimination in Employment Act of 1967 (Title 29, United States Code, 621 et seq.). This waiver is in exchange for the consideration described in this Agreement. Pursuant to the Older Workers Benefit Protection Act (Public) law 101-433; 1990 S. 1551), Wilkinson acknowledges that this Agreement is intended to apply as a waiver of rights and claims arising under the Age Discrimination in Employment Act of 1967. However, by executing this Agreement, Wilkinson does not waive rights and claims under the Age Discrimination in Employment Act that may arise after the date of this Agreement and waiver is executed. /s/ PCW (Initials)

WILKINSON ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR 21 DAYS. SHOULD WILKINSON DECIDE NOT TO USE THE FULL 21 DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES ANY CLAIMS THAT HE WAS NOT IN FACT GIVEN THAT PERIOD OF TIME OR DID NOT USE THE ENTIRE 21 DAYS TO CONSULT AN ATTORNEY AND/OR CONSIDER THIS AGREEMENT. WILKINSON ACKNOWLEDGES AND UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING HIS EXECUTION OF THIS AGREEMENT, HE MAY REVOKE THIS AGREEMENT AND RELEASE, AND THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED. IF WILKINSON DOES NOT REVOKE THIS AGREEMENT AND THE RELEASE IN THE TIME FRAME SPECIFIED, THIS AGREEMENT AND RELEASE SHALL BE DEEMED TO BE EFFECTIVE AT 12:01 A.M. ON THE EIGHTH DAY AFTER WILKINSON EXECUTES THE SAME. /s/ PCW (Initials)

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first indicated above.

“Company”	Entravision Communications Corporation, a Delaware corporation

	By:	/s/ Walter F. Ulloa
	Name:	Walter F. Ulloa
	Title:	Chairman and Chief Executive Officer

“Wilkinson”

/s/ Philip C. Wilkinson
Philip C. Wilkinson, in his individual capacity

[SIGNATURE PAGE TO CONSULTING AGREEMENT]